UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE JOINT CORP.

(Name of registrant as specified in its charter)

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JYNT

# Notice of 2022 Annual Meeting of Stockholders & Proxy Statement

thejoint.com

Dear Fellow Stockholders:

Our mission is to improve quality of life through routine and affordable chiropractic care.

Our mission at The Joint Corp. is to improve quality of life for the patients we serve through routine and affordable chiropractic care. We are leaders of a movement revolutionizing access to essential healthcare services like chiropractic for a population that is underserved in the marketplace. Located in convenient retail settings, our clinics provide concierge-style, membership-based services. Our patients benefit from attractive pricing and convenient hours without the need for insurance or appointments.

Our growth strategy is to build our brand, increase awareness of the efficacy of chiropractic care, deliver an exceptional patient experience, and open more clinics. We are the largest and most recognizable provider of chiropractic in the country. And yet, we only account for approximately 2% of a highly fragmented, nearly $18 billion chiropractic care market. As such, we have a significant opportunity to continue increasing our market share as we expand the market itself.

Peter D. Holt President and Chief Executive Officer

Record Operations Fuel Momentum

The Joint delivered record operational performance in 2021, continuing to demonstrate resilience to pandemic pressures as evidenced by our growing number of patients, franchisees, clinics, and franchise license sales. This was reflected in our strong financial and operating performance in 2021:

•	38% growth in revenue to $80.9 million
•	39% increase in system-wide sales[1] to $361.1 million
•	29% increase in system-wide comp[2] sales
•	$12.6 million in Adjusted EBITDA[3], compared to $9.1 million in 2020
•	156 franchise licenses sold in 2021, compared to 121 in 2020
•	110 franchised clinics opened in 2021, compared to 70 in 2020
•	20 corporate greenfields opened in 2021, compared to 3 in 2020
•	10.9 million patient visits in 2021, up from 8.3 million in 2020
•	807,000 new patients in 2021, up from 584,000 in 2020

And while so much time and energy has been focused on COVID-19, there are also other serious epidemics we face as a society – such as pain and obesity. Increasingly, younger generations are seeking more holistic ways of treating these ailments and frequently choose chiropractic care with its focus on wellness care as a first line of defense. As such, we are well-positioned for sustained momentum. Additionally, our affordable, convenient approach is particularly attractive to younger consumers. In fact, 61% of those who visited our clinics in 2021 were either Millennial or Gen Z, with a median age of just 36 years.

Our momentum further validates our opportunity for continued growth and to create shareholder value. Our mission, along with our vision and values, continue to guide our organization:

Our Vision: Be the First Choice in Chiropractic Care

•	Educate consumers on the efficacy of chiropractic care
•	Make chiropractic care accessible to everyone
•	Provide the most desired career path in chiropractic care
•	Build a culture committed to improving society through chiropractic care
•	Become the global leader in chiropractic care

1	System-wide sales include revenues generated by all clinics, whether operated by the company or by franchisees. While franchise revenues are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.

2	Comp Sales refers to the amount of revenues a clinic generates in the most recent accounting period, compared to revenues in the comparable period of the prior year, and (i) includes revenues only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

3	The Company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase net gain, gain/(loss) on disposition or impairment, and stock-based compensation expenses. The Company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses.

Our Core Values

•	Trust: We believe in the reliability, truthfulness, and ability of others.
•	Integrity: We adhere to moral and ethical principles.
•	Excellence: We continually pursue optimal levels of performance.
•	Respect: We appreciate the intrinsic value of each individual.
•	Accountability: We hold ourselves and others responsible.

Our 2021 Operational Highlights

Asserting chiropractic care as an essential healthcare service remained a critical point of differentiation for our brand, successfully positioning us during the Delta and Omicron COVID variant outbreaks of 2021. Through video and blogs, public relations and clinic signage, this message continued to serve as the backbone of our approach to the pandemic, reinforcing our commitment to providing patients with accessible chiropractic care. We also increased our investment into awareness-building advertising, fueled by our growing national marketing fund and strengthening regional co-ops. This activity contributed to record new patient growth and boosted the proportion of our patients who were new to chiropractic care. In fact, in our February 2022 annual, independently conducted patient survey, we found that 36% of patients who visited our clinics in 2021 had no previous experience with chiropractic care. To put this in perspective, in 2013, the first year of this survey, that number was only 16%. This demonstrates our growing ability to penetrate the larger population of “relief seekers” who lack fundamental awareness of the efficacy of chiropractic.

To attract future team members and educate Doctors of Chiropractic about The Joint, we continued to deepen our relationships with state associations and the 16 accredited schools of chiropractic in the United States. In September 2021, we became Life University’s official athletic scoreboard sponsor, increasing our ability to engage its student body to provide internships and employment opportunities in our clinics. In October, our network raised over $60,000 in donations for Life University’s annual Founder’s Month. This complements our standing partnerships with Palmer University and Sherman College of Chiropractic, as well as our athletic sponsorships with schools, such as the University of Houston and the University of Miami, and professional sports teams, like the Atlanta United soccer club. Relationships like these enable us to highlight the natural connections between chiropractic care and sports performance as well as expose our brand to a wider audience, both inside and outside of the profession.

Our primary call-to-action for chiropractic care prospects is our $29 new patient special, which is emphasized in much of our advertising. However, our data also enables us to execute campaigns targeting our existing audience of active and former patients. Leveraging this advantage, in June, we launched our annual “Summer Sale” marketing promotion to lapsed patients. As a result, we increased the number of membership reactivations by 32% compared to prior year period. In the fourth quarter, we launched our annual holiday promotions – our “Back Friday” package sale and our “End-of-Year” membership promotions. Both significantly exceeded prior year performance, growing 27% and 42%, respectively, compared to prior year. These numbers are indicative of the growth potential of our limited time promotions, as well as the engagement of our clinic teams and success of our marketing practices.

In July, we achieved our milestone of launching our new CRM platform, Axis. Given that our patients can visit any clinic in our network to receive their chiropractic care, we did not have the option of implementing the new platform through a phased, regional rollout. Thus, upgrading our IT infrastructure was particularly challenging for our model, with over 700 clinics providing healthcare services requiring HIPPA compliance. Nonetheless, after extensive testing, we successfully switched our entire system overnight – quite an undertaking. Naturally, migrating from a homegrown, legacy system to a licensed, scalable platform caused a few bumps to our operation, but we were pleased to accomplish it without major disruption. I want to take this opportunity to thank our franchisees and clinic users for their patience throughout this process.

It is important to remember that this launch was only the first iteration of Axis – primarily a “lift and shift” in functionality, with updated accounting and reporting systems, and greatly improved security. Our future roadmap will layer in additional innovations that will unlock greater value, including improvements to the user experience, enhanced promotional capabilities, advanced analytics, marketing automation, a native mobile app, and elevated risk control measures. In January 2022, we were also excited to welcome the newest member of our executive team, Chief Technology Officer Charles Nelles, who will help lead this mission. Charles draws from more than 20 years of experience in the healthcare and financial services industries. He and his team will spearhead technology development, leverage our IT platform to sustain our position as a trailblazer, and utilize our data to improve business performance.

In 2021, our franchise concept continued to attract sophisticated, well-capitalized franchisees and increasing interest in multi-unit licenses, reflecting the growing momentum of our brand. During 2021, 56% of franchise license sales were to existing owners reinvesting in our brand, which is very strong validation of this business. In fact, since 2018, more than half the licenses sold in our network have been to existing franchisees. Our regional developer (RD) program continued to contribute as a key component to our clinic expansion strategy. In 2021, 81% of our franchise licenses were sold by our RDs. Additionally, at the end of 2021, our 21 RDs supported 71% of our clinics in territories that covered 59% of Metropolitan Statistical Areas, or MSAs. Our aggregate, 10-year minimum development schedule for new RD territories established since 2017 is 713 clinics. While a portion of that clinic count has already opened, the remaining unopened clinics still provide a large foundation to fuel our continued clinic expansion and sales growth.

Regarding company-owned or managed clinics, our expansion is focused on strategically opening greenfields in new markets, enlarging our presence in existing corporate clinic clusters, and purchasing previously franchised clinics that will be accretive to our financial results. During 2021, we established a corporate clinic foothold in the Southeast region, while extending the reach of our existing corporate portfolio in Virginia, Southern California, New Mexico, and Arizona. In July, we were proud to announce an agreement with the Army & Air Force Exchange Service (AAFES) to provide on-installation chiropractic care to members of the military and their families, which will further expand our corporate clinic portfolio domestically. As we have repeatedly stated, corporate clinics contribute 100% of revenues to our top and bottom lines; therefore, when greenfields mature, they can have a greater economic benefit, compared to franchised clinics, for our financial results. However, we expect greenfields to compress margins when they first open.

In summary, at December 31, 2021, we had 706 clinics in operation, consisting of 610 franchised clinics and 96 company-owned or managed clinics. We also had 283 franchise licenses in active development, reflecting our strong pipeline for franchised clinic openings.

Driving Long-term Growth

In 2021, our confidence to achieve our goal of opening 1,000 clinics in operation by the end of 2023 strengthened. Upon reaching this tipping point for franchise systems, we expect to see even greater growth momentum. To achieve our brand’s growth strategy, we have entered 2022 focused on three enterprise initiatives:

1.	Forge the Chiropractic Dream. Like most employers, we are navigating a challenging labor market some are calling the “great resignation.” By leveraging our considerable advantages as a market leader, we are creating a must-have employment experience by building a modern and relevant employer brand and a connected community of chiropractic doctors. We will offer our doctors unrivaled career paths that provide financial success, choices and opportunities that fit their needs and interests, with exceptional professional development and hands-on experience.

2.	Harness the Power of Our Data. As discussed over the past several years, we have allocated considerable resources to technology. Now that we have fortified our foundation with improved accounting, reporting and security, we are turning our attention toward utilizing our accumulated data to transform that patient experience, drive business innovation and optimization, and sustain our revenue growth. We are excited to build upon Axis to unlock greater value in our model.

3.	Accelerate the Pace of Clinic Growth. We are implementing new clinic growth strategies through real estate optimization and strengthening of our development team. We are utilizing innovation to shorten our development timeline, enabling us to open clinics faster, reduce costs, and provide quality direction for our franchisees. In our expansion, we are evaluating additional location profiles that can deliver our brand of affordable and accessible chiropractic care, such as in highly urbanized markets; in micro-markets where the franchisee is typically owned by a Doctor of Chiropractic; and on military bases by leveraging our agreement with AAFES. Additionally, we are working with high-performing franchisees to further leverage clinic development, such as by adding a second clinic within their existing trade areas.

Our Commitment to Sound Corporate Governance

Speaking for management and our Board of Directors, I reiterate that we are committed to expert, objective, proactive administration on behalf of our stockholders to drive long-term value. We continue to closely examine the strategic needs of our organization and actively manage the evolution of our Board leadership to meet our emerging requirements. Heading our core value of excellence, we strive for continuous improvement in all we do. We are resolute in advancing our governance structure as our company, our industry, and our stockholder base grow. You can rely on our dedication to accountability and clear communication with stockholders as a key element of our governance process.

Our Exciting Future and Your Support

With our Board’s guidance, we are more committed than ever before to our mission and vision. We are more focused on our patients. We are more aligned with franchisees and company employees. And, we are better positioned to deliver operational excellence at great clinics that satisfy patients today and over the years to come. The confidence that you have placed in us is humbling and gratifying as we continue to build The Joint brand and revolutionize access to chiropractic care across this nation.

On April 26, 2022, we mailed to our stockholders our 2021 Annual Report and proxy statement, along with the proxy card. The proxy card includes instructions on how to vote online, by phone, and by mail. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. We hope that you will be able to join us on May 26th. Thank you for your ownership and support of The Joint Corp.

Peter D. Holt

President and Chief Executive Officer

2021 Financial Highlights

We demonstrated continued strength and resilience, even as the pandemic evolved with the variants during the year. For 2021, The Joint reached another record level for system-wide sales, delivered steady annual same-store sales growth, and generated $15.2 million of cash from operations. These achievements reflect the company business model’s resiliency and the validation of future opportunities and growth.

• Opened 127 new clinics, net of closures, bringing total to 706	• Total number of unique patients treated reached 1.4 million, up from 1.1 million in 2020	• Expanded corporate clinic portfolio by 32

• Increased system-wide sales by 39% to $361 million	• Sold 156 franchise licenses, an improvement from 121 in 2020	• Improved cash flow from operations by $3 million to $15.2 million

The Joint Corp. 11-yr CAGR 67%[1] vs. Industry CAGR 5.4%[2]
Total System-Wide Gross Sales (Millions)
67% CAGR (2010-2021)
$1.3
$2.8
$8.1
$22.3
$46.2
$70.1
$98.6
$126.9
$165.1
$220.3
$260.0
$361.1
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

1 For the period ended December 31, 2021. 2 June 201 Kentley Insights Chiropractic Care Market Research Report. 3 Comp sales refers to the revenues a clinic generates in the most recent accounting period, compared to revenues in the comparable period of the prior year, and (i) includes revenues only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed. 4 System-wide sales include revenues generated by all clinics, whether operated by the company or by franchisees. While franchise sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.

16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2022

Dear Stockholder:

We are writing today concerning the upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, May 26, 2022, at 9:00 a.m. Mountain Standard Time.

At the Annual Meeting, you will be asked to consider and vote on the following items:

•	the election to the Board of the seven nominees for director named in this proxy statement;
•	approval, on an advisory basis, of the compensation of our named executive officers;
•	ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of April 12, 2022 are entitled to vote at the Annual Meeting.

If you need directions to the meeting, please call Investor Relations at (480) 245-5960.

Whether or not you plan on attending the annual meeting, we ask that you vote by proxy by following instructions provided in the enclosed proxy card as promptly as possible.

If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted. If you hold your shares through a broker, bank, or other nominee, please see the instructions in the General Information section on how to vote your shares, either by written instruction or in person at the meeting. Please read carefully the enclosed information and our 2021 Annual Report, which includes our Form 10-K for the year ended December 31, 2021, before voting your proxy. This proxy statement and annual report are also available for your review at www.cstproxy.com/thejoint/2022.

This proxy statement and accompanying materials are first being made available to stockholders on or about April 22, 2022.

By Order of the Board of Directors,

Craig Colmar

Secretary

Scottsdale, Arizona

April 22, 2022

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	Thursday, May 26, 2022, at 9:00 a.m. Mountain Standard Time
• Place:	16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260
• Record Date:	April 12, 2022
• Voting:	Stockholders as of the record date are entitled to vote.

Items of Business and Voting Recommendations

	Agenda Item	Board Recommendation	Page
1.	Election of seven directors	FOR EACH NOMINEE	5
2.	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	30
3.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022	FOR	30

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Matthew E. Rubel	64	2017

Current Chair of The Executive Board, MidOcean Partners Private Equity Consumer Group; current Chair of Holley Inc.; current director of TreeHouse Foods, Inc.; former director of Hudson’s Bay Company and HSNi; former director, President and CEO of Varsity Brands, Inc.; former Chair, President and CEO of Collective Brands, Inc. and Cole Haan, Inc.; former Senior Advisor with Roark Capital Group & TPG Capital, L.P.

				• Compensation • Nominating and Governance
James H. Amos, Jr.	76	2015

Current director of ASP UPF Holdings LP and subsidiaries, which owns and operates 170 Planet Fitness Gyms under franchise agreements with Pla-Fit Franchise LLC; current Chair of the advisory board of APFI, Procter and Gamble’s franchising initiative; former Chair and CEO of Mail Boxes, Etc.; former Chair of the International Franchise Association

				• Nominating and Governance (Chair) • Audit

Ronald V. DaVella	64	2014

Current Vice Chair of the Strategic Advisory Board, AURA Ventures; current director of Delta Dental of Arizona; current director of Mobile Holding Properties, LLC; current director of NorthStar Security Holdings; former Audit Partner, Deloitte & Touche LLP; former Executive Vice President of Finance, The Alkaline Water Company; former director and CFO of Nanoflex Power Corporation; former CFO of Amazing Lash Studio LLC

				• Audit (Chair) • Nominating and Governance
Suzanne M. Decker	60	2017

Current Executive Project Sponsor and former Chief Human Resources Officer for Aspen Dental Management, Inc.; current Human Resources and Talent Acquisition Advisor for Bond Veterinary, Inc. (Bond Vet); former director of Refresh Mental Health;

				• Compensation (Chair)
Peter D. Holt	63	2016	President and Chief Executive Officer, The Joint Corp.
Abe Hong	50	2018

Current Executive Vice President and Chief Technology Officer, Learning Care Group, former Chief Operations Officer, Technologent; former Executive Vice President & Chief Information Officer at Discount Tire Company

				• Compensation
Glenn J. Krevlin	62	2019	Founder and Current Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC; current director and former chair of Design Within Reach, Inc.; current director of Ember Technologies; former director of Centric Brands, Inc. and Restoration Hardware, Inc.	• Audit

16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

PROXY STATEMENT

2022 Annual Meeting of Stockholders

To Be Held on May 26, 2022

EXPLANATORY NOTE

Because our public float (the market value of our common shares held by non-affiliates) was greater than $700 million as of June 30, 2021, we became a large accelerated filer as of December 31, 2021 and no longer qualified as a “smaller reporting company,” as defined in the Securities Exchange Act of 1934 (the “Exchange Act”), as of January 1, 2022. Because we remained qualified to use the scaled disclosure available to smaller reporting companies in our Form 10-K for the fiscal year ended December 31, 2021, we continued to be eligible to use such scaled disclosure in our proxy statement with respect to executive compensation and other disclosures which may be incorporated by reference into our 2021 Form 10-K. We have elected to provide such scaled disclosure in this proxy statement.

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to The Joint Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of April 12, 2022, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 14,461,320 shares of common stock outstanding as of April 12, 2022. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (SEC). To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options that are vested or that will vest within 60 days of April 12, 2022. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole beneficial ownership with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ, 85260.

	Number of Shares Beneficially Owned	Percentage of Shares
Named Executive Officers and Directors
Matthew E. Rubel	2,672	*
James H. Amos, Jr.	43,647	*
Ronald V. DaVella	2,738	*
Suzanne M. Decker	21,302	*
Peter D. Holt	314,551	2.1%
Abe Hong	11,352	*
Glenn J. Krevlin	19,679	*
Jake Singleton	97,431	*
Named executive officers and directors as a group (8 persons)	513,372	3.5%
Beneficial holders of 5% or more of our outstanding common stock
BlackRock Fund Advisors (1)	2,194,331	15.2%
Alger Associates, Inc. (2)	1,648,320	11.4%
The Vanguard Group, Inc. (3)	1,134,903	7.8%
Bandera Partners LLC (4)	931,000	6.4%

*       Less than 1% of our shares

(1)	Based on Schedule 13G/A filed by BlackRock Inc. with the SEC on January 27, 2022. This beneficial holder has the sole power to vote or to direct the vote of 2,182,056 shares and sole power to dispose or to direct the disposition of 2,194,331 shares. The address reported in the Schedule 13 G/A is 55 East 52nd Street, New York, NY 10055.

(2)	Based on Schedule 13G filed by Alger Associates, Inc. with the SEC on March 10, 2022. The schedule 13G was filed with respect to 1,648,320 shares beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC (“FAM”), a registered investment adviser. FAM is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. This beneficial holder has the sole power to vote or to direct the vote, and sole power to dispose or to direct the disposition of, all 1,648,320 shares.

(3)	Based on Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022. This beneficial holder has the sole power to vote or to direct the vote of 0 shares, shared power to vote or to direct the vote of 26,790 shares, sole power to dispose or to direct the disposition of 1,097,811 shares, and shared power to dispose or to direct the disposition of 37,092 shares. The address reported in the Schedule 13G is 100 Vanguard Blvd. Malvern, PA 19355.

(4)	Based on Schedule 13G filed by Bandera Partners LLC, Gregory Bylinsky, and Jefferson Gramm with the SEC on March 11, 2022. The Schedule 13G was filed with respect to 931,000 shares (the “Master Fund’s Shares”) directly held by Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera Master Fund”). Bandera Partners is the investment manager of Bandera Master Fund and may be deemed to have beneficial ownership over the Master Fund’s Shares by virtue of the sole and exclusive authority granted to Bandera Partners by Bandera Master Fund to vote and dispose of the Master Fund’s Shares. Mr. Bylinsky and Mr. Gramm are Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners and may be deemed to have shared power to vote or dispose of the Master Fund’s Shares. The address reported in the Schedule G/A is 50 Broad Street, Suite 1820, New York, New York 10004.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven directors. With the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours).

Our common stock is listed on The NASDAQ Capital Market and in SEC rules, and accordingly, we have used the definition of “independence” of the NASDAQ Stock Market to determine whether our directors are deemed to be independent. Based on those definitions, we have determined that, with the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are independent. The relationships and transactions reviewed and considered are more fully described in “Corporate Governance -- Director Independence” below.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2023 or until his or her successor is elected and qualified.

The election of directors is uncontested.

Voting in Uncontested Director Election

Under our bylaws, each director shall be elected by the vote of a majority of the votes cast in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he or she resigns. Under our bylaws, if an incumbent director is not re-elected, the director shall tender his or her resignation to the board of directors. The Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tendered his or her resignation shall not participate in the Committee’s deliberations (if he or she is a member of the Committee) or in the Board’s decision.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Matthew E. Rubel	Lead Director	64
James H. Amos, Jr.	Director	76
Ronald V. DaVella	Director	64
Suzanne M. Decker	Director	60
Peter D. Holt	President, Chief Executive Officer and Director	63
Abe Hong	Director	50
Glenn J. Krevlin	Director	62

The Joint Corp. 2021 Board of Directors

Matthew E. Rubel

Current Chair of The Executive Board, MidOcean Partners Private Equity;
Current Chair, Holley Inc.;
Current Director, TreeHouse Foods, Inc.;
Former Director, Hudson’s Bay Company, and HSNi;
Former Director, President and CEO, Varsity Brands, Inc.;
Former Chair, President and CEO, Collective Brands, Inc.;
Former Chair, President and CEO, Cole Haan, Inc.;
Former Senior Advisor, Roark Capital Group & TPG Capital, L.P.

Director Since: 2017 Age: 64

Biography:

Matthew E. Rubel has served as a director since June 2017. Mr. Rubel currently serves as the Chair of the executive board for MidOcean Partners Private Equity. Mr. Rubel also currently serves as Chair of Holley Inc. and TreeHouse Foods, Inc. Previously, he served as director, President, and CEO of Varsity Brands, Inc. Starting in 2015, he served as a Senior Advisor at Roark Capital Group. From 2011 to March 2015, he served as Senior Advisor to both TPG Capital, L.P. and TPG Growth.

Prior to his advisor roles, Mr. Rubel served as President and Chief Executive Officer of Collective Brands, Inc. from 2005, and as its Chair from 2008, until 2011. From February 1999 to July 2005, he served as Chair, President and Chief Executive Officer of Cole Haan. Prior to joining Cole Haan, Mr. Rubel served as an Executive Vice President of J. Crew Group and Chief Executive Officer of Popular Club Plan from 1994 to 1999. Mr. Rubel has been a director of numerous multi-national retail companies and consumer brands.

In addition, Mr. Rubel has served on the Board of Hudson’s Bay Company and HSN, Inc. (also known as HSNi), the holding company of HSN and Cornerstone Brands, and Supervalu. In 2010, Mr. Rubel became a Presidential Appointee to the House Advisory Council on Trade Policy Negotiation.

Education: BS in Journalism, Ohio University; MBA in Marketing & Finance, University of Miami

Skills & Qualifications:

Franchising & Industry Expertise

Financial Acumen & Expertise

Senior Management Leadership

CEO Leadership

Operations Management Expertise

Public Company Board Service

Corporate Finance & M&A Expertise

Marketing & Branding Expertise

Risk Management Expertise

Independent Director

The Joint Corp Committees:

Compensation, Nominating & Governance

Other Public Company Boards:

Current

Holley Inc.

TreeHouse Foods, Inc.

Previous

Collective Brands, Inc.

Hudson’s Bay Company

HSN, Inc.

Supervalu

James H. Amos, Jr.

Current Director, ASP UPF Holdings LP, and subsidiaries;
Current Chair of the advisory board of APFI, Procter & Gamble’s franchising initiatives;
Former Chair and Chief Executive Officer, Mail Boxes, Etc.;
Former Chair of the International Franchise Association

Director Since: 2015 Age: 76

Biography:

James H. Amos, Jr. has served as a director since September 2015. Mr. Amos is also currently a director of ASP UPF Holdings LP and subsidiaries, which owns and operates 170 Planet Fitness Gyms. In addition, Mr. Amos is currently the Chair of the advisory board of Agile Pursuits Franchising, Inc. (APFI), a wholly owned subsidiary of Procter & Gamble dedicated to franchising.

Mr. Amos is the former Chief Executive Officer and Chair of the board of Mail Boxes, Etc. (MBE), now The UPS Store. Under his leadership, MBE became the world’s largest and fastest growing franchisor of retail business, communication and postal service centers. Based in San Diego, the MBE Network is comprised of nearly 5,000 locations worldwide, with master licensing agreements in more than 80 countries. In 2001, Mr. Amos was instrumental in orchestrating the sale of MBE to UPS and executing the largest re-branding in history of a retail system from MBE to The UPS Store.

He is past Chair of the International Franchise Association (IFA) and in 2011 was an inductee into the IFA’s Hall of Fame.

Mr. Amos has served on or is serving on the board of directors of The National Veteran’s Administration, The Marine Military Academy, The Marine Corps Heritage Foundation, Meineke Car Care Centers, Oreck Corporation, Zig Ziglar Corporation, WSI of Canada, The University of Missouri, SkinPhD, The HealthStore Foundation, Ken Blanchard’s Faith Walk Leadership Foundation, Aspen Dental, and Planet Fitness.

Education: AB in Political Science and History, University of Missouri-Columbia

Skills & Qualifications:

Franchising & Industry Expertise

Financial Acumen & Expertise

Senior Management Leadership

CEO Leadership

Operations Management Expertise

Public Company Board Service

Corporate Finance & M&A Expertise

Marketing & Branding Expertise

Risk Management Expertise

Independent Director

The Joint Corp Committees:

Nominating & Governance Audit

Other Public Company Boards:

Current

Agile Pursuits Franchising, Inc.

(a subsidiary of Procter & Gamble)

Ronald V. DaVella

Current Vice Chairman of the Strategic Advisory Board, AURA Venture;
Current Director, Delta Dental of Arizona;
Current Director, Mobile Holding Properties, LLC;
Current Director, NorthStar Security Holdings;
Former Executive Vice President of Finance, The Alkaline Water Company;
Former Director and Chief Financial Officer, NanoFlex Power Corp.;
Former Chief Financial Officer, Amazing Lash Studio Franchise LLC;
Former Audit Partner, Deloitte & Touche LLP

Director Since: 2014 Age: 64

Biography:

Ronald V. DaVella has served as a director since our initial public offering in 2014. Mr. DaVella currently serves as the Vice Chairman of the Strategic Advisory Board for AURA Ventures, a global impact strategy and creative firm since April 2020. He also serves as a member of the board of directors at Delta Dental of AZ, a dental insurance company, Mobile Holding Properties, LLC, a company rolling up mobile home parks and NorthStar Security Holdings, a company rolling up physical security businesses.

From April 2019 to January 2020, he served as Senior Vice President of Finance for The Alkaline Water Company, a consumer public company producing and selling alkaline water under the brand name Alkaline 88. From May 2017 to March 2019, he served as director and Chief Financial Officer for NanoFlex Power Corporation, a public company that was commercializing two disruptive solar technologies. He also formerly served as the Chief Financial Officer for Amazing Lash Studio Franchise LLC, a franchisor of eyelash extension service studios with over 200 operating locations in the US, from March 2016 to May 2017. From August 2015 to February 2019, Mr. DaVella was also a franchise owner with Amazing Lash Studio Franchise LLC. Mr. DaVella was an audit partner with Deloitte & Touche LLP from June 1989 to July 2014.

Mr. DaVella is a certified public accountant in the state of Arizona. He has assisted his clients with mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC.

Education: BS in Accounting, Queens College; MBA in Finance, Pace University

Skills & Qualifications: Franchising & Industry Expertise

Public Company Board Service

Financial Acumen & Expertise

Senior Management Leadership Corporate Finance & M&A Expertise

Real Estate Expertise

Operations Management Expertise

Risk Management Expertise

Independent Director

The Joint Corp Committees:

Audit Nominating & Governance

Other Public Company Boards:

Previous

Nanoflex Power Corporation

Suzanne M. Decker

Current Executive Project Sponsor and former Chief Human Resource Officer, Aspen Dental Management, Inc.

Current Advisor, Bond Veterinary, Inc.;

Former Director, Refresh Mental Health;

Director Since: 2017 Age: 60

Biography:

Suzanne Decker has served as a director since June 2017. In April 2022, Ms. Decker joined Bond Veterinary, Inc. as an Advisor for Human Resources and Talent Acquisition. Ms. Decker also has served since April 2021 as the Executive Project Sponsor for Aspen Dental Management, Inc. (ADMI). Prior to her appointment, she was ADMI’s Chief Human Resources Officer. ADMI supports more than 880 dentist-owned branded dental practices in 46 states doing business as Aspen Dental. As Executive Project Sponsor, Ms. Decker’s role is to bridge the communications gap between influencers and implementers in driving organizational change. She focuses on operationalizing projects that are aligned with ADMI’s corporate strategies, ensuring collaboration between corporate functional departments, field operations leadership and practice teams.

ADMI acquired WellNow Urgent Care (formerly Five Star Urgent Care) in 2016 and Rejuv Medical Aesthetic Clinic and ClearChoice Management Services (CCMS) in 2020. Prior to her appointment as Executive Project Sponsor, Ms. Decker provided HR advisory support services to WellNow Urgent Care, Rejuv and ClearChoice, with 80, 1 and 66 facilities, respectively, throughout the United States. Additionally, Ms. Decker was responsible for all HR-related activities to support ADMI’s and Aspen Dental’s 15,000 team members including compensation, benefits, performance and talent management, engagement and employee relations, talent acquisition, learning and development, field HR and employment practices liability. Ms. Decker joined ADMI’s field operations team in 2002, supporting practice operations. Prior to joining ADMI, Ms. Decker was Director of Human Resources for the Davis Vision Companies, a vertically integrated vision services provider. Prior to its sale in February 2022, Ms. Decker served as a board member at Refresh Mental Health, which promotes clinical excellence and client access to high-quality healthcare.

Education: BS in Childhood Education, Russell Sage College

Skills & Qualifications: Franchising & Industry Expertise Senior Management Leadership

Marketing & Branding Expertise Operations Management Expertise

Independent Director

The Joint Corp Committees:

Compensation

Other Public Company Boards:

None

Peter D. Holt

President and Chief Executive Officer, The Joint Corp.

Director Since: 2016 Age: 63

Biography:

Peter D. Holt has served as President and Chief Executive Officer of the Company since January 2017. At various times between April 2016 and January 2017, Mr. Holt served as Chief Executive Officer, acting Chief Executive Officer, and Chief Operating Officer. Mr. Holt began serving as a director of the Company in August 2016. Mr. Holt has had extensive operational experience in senior management with companies that have multiple store locations and franchises.

Most recently, he served as President and CEO of Tasti D-Lite LLC, a retailer of lower-fat dairy desserts. He held that position from 2013 until Tasti D-Lite was purchased by Kahala Brands in June of 2015. From 2007 through 2012, he was Chief Operating Officer of Tasti D-Lite. While at Tasti D-Lite, among other achievements, he led the team to convert the licensed retail network into a business format franchise structure. He also led the acquisition of Planet Smoothie and managed the integration of the two brands.

Prior to Tasti D-Lite, from 2005 until 2007, Mr. Holt served as Executive in Residence of Great Hill Partners, a Boston-based private equity firm. At Great Hill Partners, he was responsible for identifying, qualifying and assisting in the due diligence process of potential franchisor acquisitions.

He was the Chief Operating Officer of 24Seven Vending (U.S.), a subsidiary of the New Zealand publicly traded company, VTL Group Limited, from 2004 until 2005. At 24Seven Vending (U.S.), Mr. Holt was responsible for all aspects of the implementation of an acquisition-to-franchise conversion expansion strategy in parallel with managing the financing, sales, operations, technology and training for the company.

From 1997 through 2003, Mr. Holt held various positions with Mail Boxes, Etc., including Executive Vice President of Franchise Sales and Development, Senior Vice President, International, and Vice President, International. He was responsible for all franchise sales functions including domestic sales, site selection/retail center development, and the international sales and operations division. Mr. Holt also held positions at Brice Foods, Inc. (1990-1996) and International Franchise Association (1986-1990).

Education: BA in Political Science, University of Washington; MA in Latin American History, University of London

Skills & Qualifications:

Franchising & Industry Expertise

Public Company Board Service

Financial Acumen & Expertise

Senior Management Leadership

CEO Leadership

Operations Management Expertise

Corporate Finance & M&A Expertise

Marketing & Branding Expertise

Real Estate Expertise

Risk Management Expertise

Non-Independent Director

The Joint Corp Committees:

None

Other Public Company Boards:

None

Abe Hong

Current Chief Technology Officer, Learning Care Group;

Former Chief Operations Officer, Technologent;

Former Executive Vice President and Chief Information Officer, Discount Tire Company;
Former Senior Vice President and Chief Information Officer, Red Rock Resorts, Inc.;
Former Vice President, Global IT Infrastructure & Technology Architecture Starbucks Corp.

Director Since: 2018 Age: 50

Biography:

Abe Hong has served as a director since June 2018. Mr. Hong is currently the Chief Technology Officer for Learning Care Group, the second-largest for-profit childcare provider in North America. Mr. Hong served as COO for Technologent, a global technology services company from June 2020 to September 2021. Mr. Hong served as Executive Vice President and Chief Information Officer for Discount Tire Company from August 2017 to February 2020. In this role, Mr. Hong was responsible for all customer-facing and back-of-house systems and people and for the company’s digital technology strategy. Discount Tire Company is a $5 billion privately held retail company, headquartered in Scottsdale, Arizona, with 950+ stores and a strong online presence.

Prior to Discount Tire, Mr. Hong served as Senior Vice President and Chief Information Officer at Red Rock Resorts, Inc. Mr. Hong was instrumental in modernizing the company’s enterprise systems to facilitate its 2016 initial public offering and its overall digital business strategy. Before that, Mr. Hong was responsible for international IT and all customer and back-office technology at Starbucks Corporation. In that role, he led and supported key IT initiatives, including enabling strong international store growth, managing the global rollout of a new point-of-sale mobile application and integrating retail infrastructure across three continents.

Education: BE in Engineering, United States Military Academy at West Point

Skills & Qualifications:

Franchise & Industry Expertise

Public Company Board Service

Senior Management Leadership

Operations Management Expertise

IT and Risk Management Expertise

Independent Director

The Joint Corp Committees:

Compensation

Other Public Company Boards:

None

Glenn J. Krevlin

Current Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC;
Current Director and Former Chair, Design Within Reach, Inc.;
Current Director, Ember Technologies

Former Director, Centric Brands, Inc.;

Former Director, Restoration Hardware

Director Since: 2019 Age: 62

Biography:

Glenn Krevlin has served as a director since June 2019. Mr. Krevlin is the Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC ("GCA"), a fundamental equity investment manager. Mr. Krevlin founded and has worked at GCA since 2001. Currently, Mr. Krevlin also serves on the board of Ember Technologies, a research and development consumer products company, and continues to serve on the board of Design Within Reach, Inc., a modern furniture design company (where he has been on the board since August 2009, including as Chair from August 2009 to July 2014). Mr. Krevlin is also on the boards or otherwise involved with several start-up companies.

Previously, Mr. Krevlin was a Partner and Portfolio Manager at Cumberland Associates, Cumberland Partners, and Long View Partners (collectively, “Cumberland Associates”), an affiliated group of value oriented private investment partnerships, from 1994 to 2000. Before attaining partnership, Mr. Krevlin worked as an associate at Cumberland Associates from 1989 to 1994. Prior to that, Mr. Krevlin served as Vice President & Associate at The Goldman Sachs Group, Inc., in the Institutional Equity Sales department, from 1982 to 1989.

Additionally, Mr. Krevlin served on the Board of Directors of Centric Brands Inc. (f/k/a Differential Brands Group Inc.), a leading lifestyle brands collective, from October 2018 to October 2020. Prior to that, Mr. Krevlin served on the Board of Directors of Restoration Hardware, a home-furnishings company, from 2001 to 2012.

Education: BA in Economics & Government, Wesleyan University; MBA New York University

Skills & Qualifications:

Franchising & Industry Expertise

Financial Acumen & Expertise

Senior Management Leadership

Public Company Board Expertise

Independent Director

The Joint Corp Committees:

Audit

Other Public Company Boards:

Current

Design Within Reach, Inc.

(a subsidiary of Herman Miller, Inc.)

Previous

Centric Brands, Inc.

Director Qualifications

We believe that our seven director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service in management, on the boards of other public and private companies, and in counseling other companies and their directors, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies. One of our director nominees self-identifies as female, one as Asian and five as Caucasian. One of our director nominees declined to self-identify as to their ethnicity, gender or LGBTQ+ status.

The Board regularly reviews the skills, experience and background that it believes are desirable to be represented on the Board.

Diversity Summary

We provide the following information about our directors for purposes of our compliance with Nasdaq rules. We ask our directors to indicate their self-identification with respect to race/ethnicity, gender, gender identity, and sexual orientation, subject to applicable laws.

Board Diversity Matrix (as of February 1, 2022])
Board Size:
Total Number of Directors	7
	Female	Male	Non-Binary	Gender Undisclosed
Gender:
Directors	1	5	-	1
Self-Identified Demographic Background:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did not Disclose Demographic Background	-	-	-	1

The Joint Corp. 2022 Director Skills & Qualifications

Senior Management Leadership
100%
Franchise & Industry Expertise
100%
Financial Acumen and Expertise
71%
Operations Management Expertise
86%
Corporate Finance and M&A Expertise
57%
Marketing or Branding Expertise
57%
CEO Leadership
43%
Public Company Board Service
57%
IT and/or Risk Management Expertise
71%
Real Estate Expertise
29%
7
Board Members

The Board of Directors recommends that stockholders vote “FOR” each of the seven nominees to the Board.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of The Nasdaq Stock Market LLC and SEC rules.

Compensation Committee

The Compensation Committee is responsible for, among other things, determining the cash compensation and equity compensation of our executive officers, subject to the review of our full Board of Directors and approval by the Board in the case of cash compensation only. On an annual basis, the Compensation Committee reviews the respective salaries of our executive officers in light of the goals and objectives relevant to each officer, including, as the Compensation Committee deems appropriate, consideration of (i) the individual officer’s position, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for our employees generally, and (iv) the salaries paid to comparable officers in comparable companies. On an annual basis, the Compensation Committee also determines appropriate cash bonuses, if any, for the Company’s executive officers (based upon an applicable percentage of base salary as determined by the Compensation Committee), after consideration of specific individual and Company performance goals and criteria. Furthermore, the Committee grants stock awards under the stock plan to our executive officers and other employees and determines the terms, conditions, restrictions and limitations of the awards granted. In this regard, the number of shares of stock for which awards are granted are based on, as the Compensation Committee deems appropriate, each individual’s position and our financial performance, the Compensation Committee’s assessment of the individual’s performance, initiative, contribution to our success and total compensation package. The Board, upon the Compensation Committee’s recommendation, has delegated authority to our CEO to grant restricted stock awards in connection with new hires and promotions of current employees who are not Section 16 officers under specific guidelines set by the Compensation Committee. This delegation of authority does not extend to awards granted under our annual incentive stock program or any awards falling outside the stated guidelines. The Compensation Committee has the sole authority, at our expense, to select, retain, compensate and oversee any compensation consultant to be used to assist in its evaluation of the compensation of our directors and executive officers. The Committee also has the authority to obtain legal counsel, accountants, and other advisers of its choice to further assist the Compensation Committee in connection with its functions and to set the compensation and oversee the work of such advisers.

In 2021, the Compensation Committee engaged the consulting firm of Korn Ferry to evaluate the compensation packages for our leadership team, including our executive officers. In its report, Korn Ferry compared pay levels for our executive officers against data from Korn Ferry’s survey database of executive compensation and from proxies of peer group companies. The comparison data consisted of base salary, targets for short-term incentives, targets for total cash compensation, long-term incentives and target total direct compensation. The report then determined for each category the percentile into which our executive officers’ compensation fell relative to the executive officers of comparable companies. The Compensation Committee used these data, along with the Board of Director’s assessments of the performance of our executive officers, to determine our executive officers’ compensation packages. Additionally, the Compensation Committee considered recommendations made by Mr. Holt regarding Mr. Singleton’s compensation package. The compensation packages for our leadership team, including our executive officers, were not re-evaluated by the consulting firm of Korn Ferry or any other consulting firm in 2022.

Our directors determine the compensation that they receive for their services as directors of the Company. In doing so, they consider the compensation directors receive for their service at companies that are comparable to the Company. From time to time, the directors recommend adjustments to the directors’ compensation structure to ensure both continued competitiveness and the appropriate level and mix of compensation. Based upon the review conducted in 2021, the directors recommended and approved the following changes to director compensation:

•	increase the annual cash retainer by $10,000;
•	increase the annual equity retainer by $10,000;
•	increase the annual stipend for the Audit Committee chair by $2,500; and
•	increase the annual stipend for the Lead director by $5,000.

These changes are intended to better align compensation levels with those of our compensation comparator group.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee oversees our accounting and financial reporting processes and the integrity of our financial statements. The Audit Committee’s responsibilities also include oversight of our internal accounting and financial controls, the qualifications and independence of our independent accountants, and our compliance with legal and regulatory requirements. In addition, the Audit Committee is responsible for reviewing, setting policy regarding and evaluating the effectiveness of our processes for assessing significant risk exposures and the measures that management has taken to minimize such risks. In carrying out these responsibilities, the Audit Committee is charged with, among other things: overseeing our internal audit department, reviewing and approving the internal audit plan, and reviewing and discussing internal audit department reports related to the department’s activities and mission; appointing, replacing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; discussing with our independent registered public accounting firm its independence from management; reviewing with our independent registered public accounting firm the scope and results of its audit; approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; reviewing periodically with our counsel and/or principal regulatory compliance officer any legal and regulatory matters that may have a material adverse effect on our financial statements, operations, compliance policies and programs; reviewing and approving procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; reviewing and approving related person transactions; annually reviewing the Audit Committee charter and the Audit Committee’s performance; and handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters and the structure, composition and function of the Board of Directors and its committees.

The Nominating and Governance Committee is also responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the full Board regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting.

The Nominating and Governance Committee endeavors to select nominees that possess certain basic personal and professional qualities that are necessary in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of management, and monitor adherence to principles of sound corporate governance. With limited exceptions, the Committee believes that all persons nominated to serve as director should possess certain minimum qualifications consisting of:

•	integrity and ethical character and an appreciation of these qualities in others,
•	an absence of conflicts of interest,
•	the ability to provide fair and equal representation of all stockholders,
•	demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor,
•	sound judgment, resulting from management or policy-making experience, that demonstrates an ability to function effectively in an oversight role,
•	business understanding, with a general appreciation of major issues facing public companies of a size and operational scope similar to ours,
•	available time to devote to the business of the Board of Directors and its committees,
•	competencies and skills which are complementary to those of the existing members of the Board, which skills should include experience in one or more of the following areas: franchising, small box retail, company governance, management, financial matters, marketing and branding, real estate, technology, strategy, risk management and legal affairs, and
•	professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship which will promote diversity on the Board of Directors.

We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board of Director's ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, the process of the Nominating and Governance Committee for identifying nominees reflects the practice of re-nominating incumbent directors who continue to satisfy the Committee's criteria for membership on the Board and whom the Committee believes continue to make important contributions to the Board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The Committee will then evaluate their qualifications and performance, and if the Committee determines that an incumbent director continues to be qualified and has satisfactorily performed his or her duties during the preceding term, the Committee will propose the incumbent director for re-election, absent special circumstances.

The Nominating and Governance Committee will identify and evaluate new candidates for election to the Board in order to fill vacancies on the Board when there is no qualified and available incumbent. In evaluating new candidates, the Nominating and Governance Committee will consider whether the candidates meet the minimum qualifications discussed above. These qualifications include consideration as to whether and how the candidate would contribute to the Board’s diversity, defined broadly to include gender and ethnicity as well as background and experience. The Nominating and Governance Committee will solicit recommendations for nominees from persons that the Nominating and Governance Committee believes are likely to be familiar with qualified candidates, which may include current Board members and management, and the Nominating and Governance Committee has the authority to retain a professional search firm for assistance if appropriate. The Nominating and Governance Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder using the same criteria used to evaluate any other candidate, except that the Nominating and Governance Committee may consider, as one of the factors in its evaluation of stockholder-recommended nominees, the size and duration of the interest of the recommending stockholder in our equity. The Nominating and Governance Committee may also consider the extent to which the recommending stockholder intends to continue holding its interest, including, in the case of nominees recommended for election at an annual meeting, whether it intends to continue holding its interest at least through the time of such annual meeting.

Procedures for Submitting Stockholder-Recommended Nominees. Any stockholder who wants to propose a candidate should submit a written recommendation to the Nominating and Governance Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no later than the close of business on the 90th day, and no earlier than the 120th day, prior to the annual meeting.

Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

Committee Charters

Each of the Audit, Compensation, and Nominating and Governance Committees operates under a written charter adopted by the Board, which charters are available on our website https://ir.thejoint.com/governance-docs.

Committee Members and Meetings

The following tables provide information about the membership of the committees of the Board of Directors during 2021:

(1)	The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as described in the applicable rules of the SEC and are independent under the applicable listing standards of The Nasdaq Stock Market LLC and SEC rules.

Our Board of Directors held five meetings by teleconference or in person during 2021 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held four meetings during the year, the Compensation Committee held five meetings during the year, and the Nominating and Governance Committee held four meetings during the year.

All of our directors participated by teleconference or in person in all of the meetings of the Board of Directors during 2021. All of the members of the Audit, Compensation, and Nominating and Governance Committees participated by teleconference or in person in all of the meetings of those committees during the year. One board member attended our 2021 annual meeting of stockholders.

Director Compensation

The following table sets forth compensation paid to our non-employee directors for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Stock(1)(2) Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Matthew E. Rubel	$58,833	$50,000	$ -	$ -	$ -	$ -	$108,833
James H. Amos, Jr.	50,889	50,000	-	-	-	-	100,889
Ronald V. DaVella	59,861	50,000	-	-	-	-	109,861
Suzanne M. Decker	50,889	50,000	-	-	-	-	100,889
Abe Hong	50,889	50,000	-	-	-	-	100,889
Glenn J. Krevlin	47,067	50,000	-	-	-	-	97,067

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted to the director in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in reaching this valuation, see “Restricted Stock” in Note 8 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022.
(2)	The aggregate number of unvested stock awards outstanding at December 31, 2021 held by each non-employee director was as follows: Mr. Rubel – 703; Mr. Amos – 703; Mr. DaVella – 703; Ms. Decker – 703; Mr. Hong – 703; and Mr. Krevlin – 703.

As discussed under the heading “Compensation Committee” above, based upon the review conducted in 2021, the directors recommended and approved the following revised director compensation policy effective May 28, 2021:

•	Each director who was not also one of our employees, upon election or re-election to the Board of Directors, received a fee of $50,000 per year.
•	Each non-employee director, upon his or her election or re-election as a director, also received that number of restricted shares equal to $50,000, divided by the closing price of our stock on the election date. This restricted stock was granted under The Joint Corp. 2014 Stock Plan and will vest on the earlier of (i) one year from the grant date and (ii) the date of the next annual meeting of the shareholders of the Company occurring after the date of grant.

In addition to the compensation described above, each committee chair received an annual committee chair stipend in the following amount:

•	Audit Committee chair: $10,000
•	Compensation Committee chair: $5,000
•	Nomination and Governance Committee chair: $5,000

Our lead director received an annual stipend in the amount of $15,000. The Board of Directors formed a special Information Technology Committee to oversee the selection, development and implementation of our new IT platform. The members of this committee received a stipend in the amount of $5,000. Each non-Chair member of the committees received an annual stipend of $2,000. All fees payable to directors are payable quarterly.

All of our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof and for other expenses reasonably incurred in their capacity as directors.

CORPORATE GOVERNANCE

Executive Sessions of the Board

Our Board of Directors excuses Mr. Holt, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board to review Mr. Holt’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors. Typically, this is done through the completion by the directors of confidential evaluation forms, the results of which are provided to the Chair of the Nominating and Governance Committee. At a subsequent meeting of the Board, the Chair of the Nominating and Governance Committee leads a discussion with the full Board of any issues and suggestions for improvement identified in these evaluation forms.

Required Resignation on Change of Job Responsibilities

The Board of Directors has adopted a written policy that a director must tender his or her resignation if the director (i) changes his or her employer or otherwise has a significant change in job responsibilities, (ii) accepts or intends to accept a directorship with another company (or with any other organization that would require a significant time commitment) or (iii) in the case of a director who is an employee of the Company, retires or otherwise terminates active employment with the Company. The Nominating and Governance Committee will then evaluate the circumstances of the director’s new position and recommend to the full Board whether to accept or reject the director’s resignation in light of whether the director continues to satisfy the Board’s membership criteria and whether continued service on the Board is appropriate.

Policies and Procedures for Related Person Transactions

The Board of Directors adopted a written policy requiring certain transactions with related persons to be approved by the Audit Committee. A related person includes any director or executive officer, 5% or greater stockholders, or the immediate family members of the foregoing for purposes of this policy. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $120,000 (which threshold amount was previously $100,000 in an earlier policy replaced by the current policy adopted in November 2021), and (iii) a related person will have a direct or indirect material interest. In reviewing any such transactions, the Audit Committee will consider all of the relevant facts and circumstances of the proposed transaction, including the benefits to us, the effect of the proposed transaction on the director’s independence (if the related person is a director), the materiality and character of the related person’s interest, the availability and opportunity costs of other sources for comparable products or services, the terms of the proposed transaction, and whether those terms are comparable to the terms available to an unrelated third-party or to employees generally. A related person transaction will be approved or ratified if, after considering all relevant factors, it is determined in good faith that the transaction is not inconsistent with our best interests or the best interests of our stockholders. Under the policy, any director who has an interest in a related person transaction will recuse himself or herself from any formal action with respect to the transaction.

Related Person Transactions

In December 2020, we sold two franchise licenses at $39,900 and $29,900 each (which reflects the $10,000 multi-unit discount for the second license per the Franchise Disclosure Document) to Marshall Gramm, who is a family member of the Managing Partner of Bandera Partners LLC. Bandera Partners LLC was a beneficial holder of more than 5% of our outstanding common stock (which decreased to 1.6% as of December 31, 2021). The transaction involved terms no less favorable to us than those that would have been obtained in the absence of such affiliation. Although we have no way of estimating the aggregate amount of franchise fees, royalties, advertising fund fees, IT related income and computer software fees that Mr. Gramm will pay over the life of the franchise licenses, Mr. Gramm is subject to such fees under the same terms and conditions as all other franchisees. Mr. Gramm paid $11,046 in 2021 for such royalties and other fees.

Between January 2019 and April 2019, we sold three franchise licenses to three entities owned by Cowboy Chiro LLC (collectively, the “Entities”) at $29,900 each (which reflects the $10,000 multi-unit discount per the Franchise Disclosure Document, as one or more equity owners of the Entities had purchased a license previously). Glenn Krevlin, one of our directors, was a minority owner of the Entities, owning a 29.75% interest. The transactions involved terms no less favorable to us than those that would have been obtained in the absence of such affiliation. The terms included provisions requiring the payment of franchise fees, royalties, advertising fund fees, IT-related fees and computer software fees to be paid over the life of the franchise licenses under the same terms and conditions as all other franchisees. The Entities paid $159,418 in 2021 and $97,884 in 2020 for such royalties and other fees. In December 2021, Mr. Krevlin sold all of his interests in the Entities. We elected to disclose the transactions, notwithstanding our determination that Mr. Krevlin did not have a material interest in the transactions.

Director Independence

The Board has determined that each of our non-employee directors, Matthew E. Rubel, James H. Amos, Jr., Ronald V. DaVella, Suzanne M. Decker, Abe Hong, and Glenn J. Krevlin, are independent in accordance with the listing standards of The Nasdaq Stock Market LLC and SEC rules. The Board has further determined that all members of the Audit Committee, Nominating and Governance Committee, and Compensation Committee are independent in accordance with the listing standards of The Nasdaq Stock Market LLC and SEC rules applicable to such committees. Peter D. Holt, a director, is not independent due to his relationship with us as President and Chief Executive Officer. In assessing the independence of Mr. Krevlin in light of the Cowboy Chiro transactions disclosed in the “Related Person Transactions” section above, the Board determined that the transactions with Cowboy Chiro would not and did not impair Mr. Krevlin’s independence. This determination was based on the Board’s conclusion that the transactions were conducted at arm’s length in the ordinary course of business by each party to the transactions, that the amounts involved were immaterial to Mr. Krevlin and us because of their relatively small value compared to Mr. Krevlin’s other business interests and our overall activities respectively, and that the arrangements had no unique characteristics that could influence Mr. Krevlin’s impartial judgment as our director.

Anti-Hedging Policy

Our directors and executive officers are prohibited from (i) short selling our securities, including short sales “against the box”; (ii) hedging transactions or monetizing transactions that are designed to hedge or offset decreases in the price of our securities; (iii) publicly traded option transactions, including puts and calls, and other derivative securities related to Company securities; or (iv) holding our securities in a margin account or otherwise pledging our securities in any manner.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to employees, officers and directors, including our executive management team, such as our Chief Executive Officer and Chief Financial Officer. This Code of Business Conduct and Ethics is posted on the “Governance – Governance Documents” section of our Investor Relations website at https://ir.thejoint.com/governance-docs. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics by posting such information on our website.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, The Joint Corp. 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Lead Director and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his or her direction to the other members of the committee.

Risk Oversight

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Board is responsible for overseeing management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks. As part of its responsibilities, the Board and its standing committees also regularly review, and discuss with management, material strategic, operational, cybersecurity, financial, legal, compensation and compliance risks, as well as emerging or evolving risks as they arise, such as risks related to the COVID-19 pandemic. Each of the three committees of the Board is responsible for overseeing the management of risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting management in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

In particular, our Audit Committee is responsible for oversight of our system of internal controls and risks relating to financial reporting and regulatory and accounting compliance. The Audit Committee focuses on general risk management strategy and ensures that appropriate risk mitigation procedures are implemented by management. The Audit Committee is assisted in this role by our internal audit department. The internal audit department annually prepares a risk-based audit plan, with input from senior management and review and approval by the Audit Committee. The department periodically reports to the Audit Committee on its performance relative to the audit plan and on significant risk exposures and control issues. The internal audit department also maintains a high-level assessment of risks and controls for our key operations, functions, processes, applications, and systems. The Audit Committee reports any significant risk management issues to the Board of Directors as part of the Board’s general oversight responsibility.

Leadership Structure of the Board of Directors

Chair of the Board

We presently do not have a director serving in the office of Chair of the Board. While our bylaws and corporate governance guidelines do not require the positions of Chair and Chief Executive Officer to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. In the event we do elect a Chair, we intend to adhere to the principle that the position of Chair of the Board should be separate from the position of Chief Executive Officer.

Lead Director

In August 2017, our Board appointed Matthew E. Rubel as our Lead Director. The Lead Director is responsible for coordinating the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Lead Director presides at Board meetings and oversees the scope, quality and timeliness of the flow of information from our management to the Board and serves as an independent point of contact for stockholders wishing to communicate with the Board.

Stock Ownership Guidelines

We have established stock ownership guidelines for certain of our senior officers (currently, our President and Chief Executive Officer and Chief Financial Officer) and our directors to more closely align their interests with those of our stockholders. Under these guidelines, they are required to own shares of Company stock having a value equal to or greater than the following targets within five years of becoming subject to the targets:

Category	Stock Ownership Target
CEO	3 times annual total cash compensation
Other §16 Officers	2 times annual total cash compensation
Board of Directors	2 times annual cash retainer

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee’s charter is available on the Company’s website, https://ir.thejoint.com/governance-docs. The members of the Audit Committee who served during 2021 were Ronald V. DaVella (Chair), Glenn J. Krevlin and James H. Amos, Jr., all of whom are independent under the applicable listing standards of The Nasdaq Stock Market LLC and SEC rules.

The Company’s management is responsible for preparing financial statements in accordance with accounting principles generally accepted in the United States, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements, or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we have reviewed and discussed with both management and BDO USA, LLP, the Company’s independent registered public accounting firm for 2021, all quarterly and annual financial statements prior to their issuance. Our reviews and discussions with BDO USA, LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. We also discussed with BDO USA, LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Audit Committee received from BDO USA, LLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including the review of measures designed to remediate control deficiencies that contributed to the material weakness in 2021, and to ensure the continued effective operation of these controls, programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Ronald V. DaVella, Chair

James H. Amos, Jr.

Glenn J. Krevlin

Executive Officers

The following table provides information about our executive officers.

Executive Officer	Position with the Company	Age
Peter D. Holt	President and Chief Executive Officer	63
Jake Singleton	Chief Financial Officer	40

Peter D. Holt, our President and Chief Executive Officer, is listed as a nominee for director. Please see “Nominees for Director” on page 5. Our executive officers are appointed by our Board of Directors.

Jake Singleton

Chief Financial Officer, The Joint Corp.

Officer Since: 2018 Age: 40

Biography:

Mr. Singleton served as the Company’s controller from June 2015 until his appointment as Chief Financial Officer in November 2018. As the controller, he was responsible for the full accounting operations of the Company, including the production of timely financial statements and related SEC filings and maintenance of a comprehensive set of internal controls designed to mitigate risk and enhance the accuracy of the Company’s reported financial results. Prior to his employment by the Company, Mr. Singleton served for ten years in Ernst and Young’s Assurance Services practice.

At Ernst and Young, Mr. Singleton focused on serving public companies and providing assistance in raising capital through debt and equity offerings. Mr. Singleton also gained international experience in Ernst and Young’s Capital Markets transactional accounting group during a two-year rotation in the United Kingdom, where he focused on U.S. GAAP and SEC reporting compliance for foreign entities raising capital in the United States.

Education: BS and MA in Accounting, University of Arizona – Eller College of Management

Skills & Qualifications: Financial Acumen & Expertise Senior Management Leadership

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during our fiscal years ended December 31, 2021 and 2020 to our President and Chief Executive Officer and Chief Financial Officer:

Name	Year	Salary	Bonus	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Perter D. Holt(1)	2021	$416,623	$ -	$61,540	$152,199	$324,453	$ -	$10,231	$965,046
President and Chief Executive Officer	2020	410,000	$ -	43,093	140,189	233,998	-	1,577	828,856

Jake Singleton(2)	2021	245,192	-	38,360	73,553	125,000	-	9,567	491,671
Chief Financial Officer	2020	225,000	-	29,864	55,949	102,731	-	5,665	419,029

(1)	Mr. Holt has served as our President and Chief Executive Officer since January 2017. Prior to January 2017, Mr. Holt served as Chief Executive Officer from August 2016, acting Chief Executive Officer from June 2016, and Chief Operating Officer from April 2016.
(2)	Mr. Singleton has served as our Chief Financial Officer since November 2018. Prior to November 2018, Mr. Singleton served as the Company’s Corporate Controller.
(3)	The amounts in this column represent the share-based compensation expense recorded in our audited financial statements for the years ended December 31, 2021 and 2020. For a discussion of the assumptions used in reaching this valuation, see “Stock-Based Compensation” in Note 8 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022.
(4)	The amounts in this column represent company contributions (including matching contributions), whether or not vested, on a nondiscriminatory basis to a defined contribution plan (e.g., 401(k) plan).

Employment Agreements and Change in Control Arrangements

Current Executive Officers

On December 4, 2018, Mr. Holt entered into a new employment letter agreement (replacing an earlier employment letter agreement) with the Company for a term of one year, effective on January 1, 2019, and automatically renewable for successive one-year terms unless terminated by either party. Mr. Holt received a base annual salary of $410,000, which was increased to $418,200 retroactive to March 8, 2021, and a yearly bonus under the Company’s Executive Short-Term Incentive Plan (the “Executive STIP”), as described below. Mr. Holt is also eligible to participate in the Company’s incentive stock plan and any other future long-term incentive plans, subject to the terms and eligibility requirements of any such plans and at the discretion of the Company’s Board of Directors or Compensation Committee in making awards under such plans. Mr. Holt is entitled to an annual award under the stock plan equal to 65% of his base salary, which vests in four equal annual installments on each of the first four anniversaries of the grant date. The award is granted at the same time that other employees receive their long-term incentive grants. Equity awards outstanding at December 31, 2021 that have been granted to Mr. Holt in connection with his employment are shown in the table below.

Upon the Company’s termination of Mr. Holt’s employment without “cause” (as defined in the employment letter), subject to the Company and Mr. Holt entering into a separation agreement containing customary provisions, the Company will continue to pay Mr. Holt his then current base salary for a period of twelve months after the date of termination and any bonus payments he may have earned prior to the date of termination. The Company has no obligation to pay Mr. Holt any bonus amounts accruing in periods following the date of his termination.

In addition, Mr. Holt has the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following his termination date, the first six months of which will be paid by the Company and the balance by Mr. Holt. If termination is in connection with a Change of Control (as defined in the employment letter), only the first three months will be paid by the Company.

On November 6, 2018, Mr. Singleton entered in an employment letter agreement with the Company for a term of one year, automatically renewable for successive one-year terms unless terminated by either party. Under the employment letter, Mr. Singleton received a base annual salary of $225,000, which was increased to $250,000 retroactive to March 8, 2021. Mr. Singleton is also entitled to a yearly bonus under the Company’s Executive STIP as described below. Mr. Singleton is eligible to participate in the Company’s incentive stock plan and any other future long-term incentive plans, subject to the terms and eligibility requirements of any such plans and at the discretion of the Company’s Board of Directors or Compensation Committee in making awards under such plans. Mr. Singleton is entitled to an annual award under the stock plan equal to 50% of his base salary, which vests in four equal annual installments on each of the first four anniversaries of the grant date. The award is granted at the same time that other employees receive their long-term incentive grants. Equity awards outstanding at December 31, 2021 that have been granted to Mr. Singleton in connection with his employment are shown in the table below.

Upon the Company’s termination of Mr. Singleton’s employment without “cause” (as defined in the employment letter), subject to the Company and Mr. Singleton entering into a separation agreement containing customary provisions, the Company will continue to pay Mr. Singleton his then current base salary for a period of six months after the date of termination and any bonus payments he may have earned prior to the date of termination. The Company has no obligation to pay Mr. Singleton any bonus amounts accruing in periods following the date of his termination.

In addition, Mr. Singleton has the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following his termination date, the first six months of which will be paid by the Company and the balance by Mr. Singleton. If termination is in connection with a Change of Control (as defined in the employment letter), only the first three months will be paid by the Company.

Both Mr. Holt and Mr. Singleton participate in the Company’s annual Executive STIP. Participants in the Executive STIP receive payment only if the Company achieves its target EBITDA for the year in question, which is established by the Board of Directors. The Executive STIP bonus pool is combined with the bonus pool for the Non-Executive Short-Term Incentive Plan (the “Combined Pool”). The Company will not fund the Combined Pool and no award will be granted unless the amount to be allocated to the Combined Pool would equal at least 85% of the Combined Pool Maximum (the “Award Threshold”), provided that if the amount allocated to the Combined Pool is less than the Award Threshold, the Board of Directors may in its sole discretion approve and create the Combined Pool under such terms and conditions as the Board of Directors may determine. The Compensation Committee establishes the maximum amount that may be allocated to the Combined Pool, and the amount by which the actual EBITDA exceeds the target EBITDA is allocated to the Combined Pool up to the established maximum. The amount allocated to the Combined Pool is then paid to the participants in both the Executive STIP and the Non-Executive Short-Term Incentive Plan on a pro rata basis based on their respective eligibility, and in each case, up to their maximum targeted STIP award. Mr. Holt’s targeted STIP award may not exceed 65% of his base salary. Mr. Singleton’s award may not exceed 40% of his base salary.

Notwithstanding the foregoing, in the event that the actual EBITDA for the year in question after the funding of the maximum amount allocated to the Combined Pool as described in the previous paragraph (“Revised EBITDA”) exceeds the target EBITDA, the maximum targeted STIP award for Mr. Holt would increase to 81.25% of his base salary and the maximum targeted STIP award for Mr. Singleton would increase to 50% of his base salary. In that event, 25% of each dollar by which Revised EBITDA exceeds the budgeted EBITDA is added to the Combined Pool and allocated to the participants in both the Executive STIP and the Non-Executive Short-Term Incentive Plan on a pro rata basis based on their respective eligibility, and in each case, up to their maximum targeted STIP award, as adjusted.

Both Mr. Holt and Mr. Singleton are also parties to confidentiality, non-solicitation and non-competition agreements with the Company, pursuant to which each of them is subject to certain restrictive covenants, including non-solicitation and non-competition covenants, during the period of employment and for a period of twenty-four months after termination of employment.

Please see “Part II, Item 7, Non-GAAP Financial Measures” on page 40 of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, for the calculation of EBITDA.

Outstanding Equity Awards at 2021 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2021 for each of our named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares of stock that have not vested	Market value of shares that have not vested
Peter D. Holt	95,000	—	(3)	$3.14	5/3/2026
	50,000	—	(4)	$2.23	7/11/2026
	20,003	—	(5)	$3.88	5/9/2027

	15,000	—	(6)	$5.51	11/10/20277
	16,210	5,404	(7)	$8.25	8/7/2028
	17,359	17,359	(8)	$12.02	3/5/2029
	5,498	16,494	(9)	$14.68	3/3/2030
	—	8,327	(10)	$45.39	3/2/2031
	—	—		—	—	9,600	(11)	$630,624
Jake Singleton	10,000	—	(12)	$4.10	3/14/2026
	20,000	—	(13)	$2.24	8/9/2026
	10,473	—	(14)	$3.88	5/9/2027
	10,000	—	(15)	$5.51	11/10/2027
	2,431	811	(16)	$8.25	8/7/2028
	26,250	8,750	(17)	$7.10	11/6/2028
	2,514	7,543	(18)	$14.68	3/3/2030
	—	3,808	(19)	$45.39	3/2/2031
	—	—		—	—	5,254	(20)	$345,135

(1)	Outstanding stock options at December 31, 2021 become exercisable in accordance with the vesting schedule below. Each option award expires on the ten-year anniversary of the grant date.
(2)	Restricted stock awards at December 31, 2021 become exercisable in accordance with the vesting schedule below. Per share market value at December 31, 2021 and December 31, 2020 was $65.69 and $26.26, respectively.
(3)	Options to acquire 95,000 shares were granted on May 3, 2016, and vested in full on May 3, 2020.
(4)	Options to acquire 50,000 shares were granted on July 11, 2016, and vested in full on July 11, 2020.
(5)	Options to acquire 20,003 shares were granted on May 9, 2017, and vested in full on March 31, 2018.
(6)	Options to acquire 15,000 shares were granted on November 10, 2017, and vested in full on November 10, 2021.
(7)	Options to acquire 21,614 shares were granted on August 7, 2018, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(8)	Options to acquire 34,718 shares were granted on March 5, 2019, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(9)	Options to acquire 21,992 shares were granted on March 3, 2020, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(10)	Options to acquire 8,327 shares were granted on March 2, 2021, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(11)	Restricted stock awards of 2,001 shares, 5,027 shares, 6,140 shares, and 2,273 shares were granted on March 2, 2021, March 3, 2020, March 5, 2019, and August 7, 2018, respectively, and one-quarter (25%) of the restricted shares vest on each of the first four anniversaries of the grant date.
(12)	Options to acquire 10,000 shares were granted on March 14, 2016, and vested in full on March 14, 2020.
(13)	Options to acquire 20,000 shares were granted on August 9, 2016, and vested in full on August 9, 2020.
(14)	Options to acquire 10,473 shares were granted on May 9, 2017, and vested in full on May 9, 2021.
(15)	Options to acquire 10,000 shares were granted on November 10, 2017, and vested in full on November 10, 2021.
(16)	Options to acquire 3,242 shares were granted on August 7, 2018, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(17)	Options to acquire 35,000 shares were granted on November 6, 2018, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(18)	Options to acquire 10,057 shares were granted on March 3, 2020, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(19)	Options to acquire 3,808 shares were granted on March 2, 2021, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(20)	Restricted stock awards of 915 shares, 2,299 shares and 10,455 shares were granted on March 3, 2020 and August 7, 2018, respectively, and one-quarter (25%) of the restricted shares vest on each of the first four anniversaries of the grant date.

Equity Compensation Plan Information

We grant stock-based awards under our 2014 Incentive Stock Plan (the “2014 Plan”). The shares issued as a result of stock-based compensation transactions generally have been funded with the issuance of new shares of our common stock. The following table summarizes information about our equity compensation plans as of December 31, 2021. All outstanding awards relate to our common stock.

Plan Category	(a) Number of securities to be issued upon exercise of options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	595,089	$ 9.72	285,306
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	595,089	$ 9.72	285,306

(1) The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Executive Compensation” section of this proxy statement, our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short-term and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of the Company’s common stock by executives and by rewarding stockholder value creation.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement, which provides an overview of our executive compensation policies and procedures. The Summary Compensation Table and other related compensation tables and narratives provide detailed information on the compensation of our named executive officers. Our Board and Compensation Committee believe that the policies and procedures articulated in the “Executive Compensation” section of this proxy statement are effective in achieving our goals and that the compensation of the named executive officers reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2022 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2022 annual meeting of stockholders.”

As an advisory vote, this proposal is not binding on us or our Board or Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our Board or Compensation Committee, nor will it create or imply any change to our fiduciary duties or those of our Board or Compensation Committee. However, our Board and Compensation Committee value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The advisory vote to approve executive compensation is held on an annual basis, at least until the next advisory vote to determine the frequency of such vote, which is expected to be in 2026.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of our named executive officers for 2022 on an advisory basis.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. BDO is the current independent auditor for the Company and was first appointed as such on March 29, 2021. Representatives of BDO are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by BDO for professional services rendered in connection with the audit of our annual financial statements during the fiscal year ended December 31, 2021 was $804,152.

The aggregate fees billed by our former independent registered public accounting firm, Plante & Moran, PLLC (“Plante Moran”) for professional services rendered in connection with the audit of our annual financial statements during the fiscal year ended December 31, 2020 was $234,828.

Audit-Related Fees

The aggregate fees billed by BDO for professional services rendered in connection with the audit of our 401(k) plan and other audit-related services during the fiscal year ended December 31, 2021 was $20,400.

The aggregate fees billed by Plante Moran for professional services rendered in connection with the audit of our 401(k) plan and other audit-related services during the fiscal year ended December 31, 2020 was $37,900.

Tax Fees

There were no fees billed by BDO or Plante Moran for tax compliance, tax advice and tax planning services provided to us during the fiscal years ended December 31, 2021 and 2020, respectively.

All Other Fees

Neither BDO nor Plante Moran provided any services to us during the fiscal years ended December 31, 2021 and 2020, respectively, other than for professional services rendered in connection with the audit of our annual financial statements and the audit related services noted above.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of BDO as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of BDO, our Board of Directors may reconsider their appointment.

Change In Principal Accountant

As previously reported, on March 29, 2021, the Audit Committee and the Board of Directors approved the dismissal of Plante Moran as its independent registered public accounting firm.

The audit reports of Plante Moran on the Company’s financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019 and through the subsequent interim period preceding Plante Moran’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Plante Moran, would have caused it to make reference thereto in its reports on the Company’s financial statements for such fiscal years.

During the fiscal years ended December 31, 2020 and 2019 and through the subsequent interim period preceding Plante Moran’s dismissal, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation SK, except for the material weakness in the Company’s internal control over financial reporting previously reported in Part II, Item 9A “Controls and Procedures,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which material weakness was remediated, as disclosed in the Company’s Annual Report on 10-K for the year ended December 31, 2020. The material weakness related to ineffective information technology general controls (ITGCs) in the areas of user access, information security policies, and program change-management over certain information technology (IT) systems that support the Company’s financial reporting processes. The material weakness was discussed with the Audit Committee of the Company, and the Company authorized Plante Moran to respond fully to inquiries of the successor accountant concerning the material weakness.

The Company previously provided Plante Moran with a copy of the disclosures made in the Form 8-K filed by the Company on March 30, 2021 in response to Item 304(a) of Regulation S-K and requested that Plante Moran furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Plante Moran agrees with the statements related to them made by the Company in the Form 8-K. A copy of Plante Moran's letter to the SEC dated March 30, 2021 was attached as Exhibit 16.1 to the Company’s Form 8-K filed on March 30, 2021.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

The Board of Directors of The Joint Corp. is soliciting proxies to vote shares of our stock at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 26, 2022, at 9:00 a.m. Mountain Standard Time at our executive offices located at 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2021) were first made available to stockholders on or about April 22, 2022. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

Stockholders will vote on the following matters at the Annual Meeting:

•	the election to the Board of the seven nominees for director named in this proxy statement (Proposal 1),
•	approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2),
•	ratification of the appointment of BDO as our independent registered public accounting firm for 2022 (Proposal 3), and
•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the seven nominees for election to the Board (Proposal 1),
•	FOR the approval of the compensation of our named executive officers for 2022 on an advisory basis (Proposal 2),
•	FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2022 (Proposal 3).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 12, 2022 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting. As of the record date of April 12, 2022, there were 14,461,320 shares of our common stock outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our stock registrar and transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

If I am a stockholder of record, how do I vote?

You may vote online, by smartphone/tablet, or by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided (which must be received before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on May 25, 2022), or you may vote in person at the Annual Meeting. Votes submitted electronically online or by smartphone/tablet must be received by 11:59 p.m., Eastern Daylight Time, on May 25, 2022.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

If you are a beneficial owner of our stock, you may instruct your broker how to vote by following the instructions in the notice provided to you by your broker.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Proposals 1, 2, and 3. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

Which items to be voted on at the Annual Meeting are “routine” and which are “non-routine”?

The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is considered a routine matter under the relevant rules. The election to the Board of the seven nominees for director (Proposal 1) and the advisory vote on the compensation of our named executive officers (Proposal 2) are considered non-routine matters.

What is the quorum required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What are my choices in voting on the matters to be voted on at the Annual Meeting?

On Proposal 1, you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Proposal 2, you may vote “For” or “Against” approval, on an advisory basis, of the compensation of our named executive officers or “Abstain” from voting.

On Proposal 3, you may vote “For” or “Against” the ratification of the appointment of our independent registered public accounting firm or “Abstain” from voting.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•	Proposal 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not be included in the vote tally and will not have any effect on the voting.

•	Proposal 2 (vote, on an advisory basis, of the named executive officer compensation): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

•	Proposal 3 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers will have discretionary authority to vote Proposal 3, and therefore there will not be any broker non-votes on this matter.

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card (before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on May 25, 2022).

In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ 85260.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions to your broker as indicated in the notice provided to you by your broker.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 26, 2022 at 9:00 a.m. Mountain Standard Time at our corporate offices in Scottsdale, Arizona (16767 N. Perimeter Dr., Suite 110, Scottsdale, AZ 85260).

ANNUAL REPORT

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021, without charge, to each stockholder as of the record date who sends a written request to Investor Relations, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Copies of this proxy statement and our Form 10-K as filed with the SEC are available in pdf format on our website, ir.thejoint.com/sec-filings. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs.

Brokers with account holders who are The Joint Corp. stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to The Joint Corp., Attention: Investor Relations, 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ, 85260 or call Investor Relations at (480) 245-5960, and one will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

DEADLINES FOR STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL MEETING

•	Stockholder Proposals and Director Nominees to be Considered for Inclusion in our Proxy Materials

Any stockholder who wishes to present a proposal for consideration at our 2023 Annual Meeting of Stockholders, and to have the proposal be considered for inclusion in our proxy statement for the meeting, must submit the proposal to us on or before December 23, 2022. Stockholder proposals for inclusion in our proxy statement must comply with Rule 14a-8 of the SEC in order to be included.

Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wishes to submit director nominees pursuant to proxy access must deliver the proper notice to the Secretary of the Company no earlier than November 23, 2022, and no later than December 23, 2022.

•	Other Stockholder Proposals and Director Nominations

In accordance with our bylaws, any stockholder who wishes to present a proposal or to nominate a candidate for election from the floor for consideration at our 2023 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 26, 2023, and no later than the close of business on February 27, 2023.

In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to us that sets forth the information required by Rule 14a-19 of the Exchange Act no later than March 27, 2023.

Notice of stockholder proposals and director nominations (whether through proxy access or otherwise) should be sent to Secretary, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

The foregoing information does not purport to be a complete description of all of the provisions of our bylaws pertaining to stockholder proposals and director nominations.

A copy of our bylaws is available at https://www.sec.gov/Archives/edgar/data/1612630/000117184318005943/exh_3ii1.htm or may be obtained upon request directed to the Secretary at the foregoing address.

## YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

**Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY**
**IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail**

# THE JOINT CORP.

**Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 25, 2022.**

**INTERNET**
**www.cstproxyvote.com**
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

**MOBILE VOTING**
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

**VOTE BY MAIL –** Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

Please mark your votes like this **X**

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE DIRECTOR NOMINEES LISTED AND "FOR" PROPOSALS 2 AND 3:**

1. Election of Directors

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| (1) Matthew E. Rubel | ☐ | ☐ | ☐ |
| (2) James H. Amos, Jr. | ☐ | ☐ | ☐ |
| (3) Ronald V. DaVella | ☐ | ☐ | ☐ |
| (4) Suzanne M. Decker | ☐ | ☐ | ☐ |
| (5) Peter D. Holt | ☐ | ☐ | ☐ |
| (6) Abe Hong | ☐ | ☐ | ☐ |
| (7) Glenn J. Krevlin | ☐ | ☐ | ☐ |

CONTROL NUMBER

**Signature____________________ Signature, if held jointly____________________ Date________, 2022**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 26, 2022**

**The Proxy Statement and our 2021 Annual Report to Stockholders are available at https://www.cstproxy.com/thejoint/2022**

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

# THE JOINT CORP.

**Annual Meeting of Stockholders**
**May 26, 2022, 9:00 a.m. Mountain Standard Time**

The undersigned appoints Peter D. Holt and Jake Singleton, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of The Joint Corp. held of record by the undersigned at the close of business on April 12, 2022 at the Annual Meeting of Stockholders of The Joint Corp. to be held on May 26, 2022, or at any adjournment or postponement thereof.

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS IN PROPOSAL 1, IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.**

**(Continued and to be marked, dated and signed, on the other side)**